Exhibit (a)(19)


                           SCUDDER MONEY MARKET TRUST

                        Establishment and Designation of
            Classes of Shares of Beneficial Interest, $.01 Par Value
                               (The "Instrument")

         The undersigned, being all of the Trustees of Scudder Money Market Trust, a Massachusetts business trust (the "Fund"), acting pursuant to Section
5.13 of the Fund's Declaration of Trust dated April 17, 2000 (the "Declaration of Trust"), hereby divide the authorized and unissued shares of beneficial interest (the "Shares") of the series of the Fund heretofore designated as Scudder Money Market Series (the "Series"), into the six classes designated below in paragraph 1 (each a "Class" and collectively the "Classes"), each Class to have the special and relative rights specified in this Instrument:

         1.       The Classes shall be designated as follows:

                       Scudder Money Market Series - Institutional Class Scudder Money Market Series - Managed Shares Class Scudder Money Market Series - Premium S Class
                       Scudder Money Market Series - Premium AARP Class Scudder Money Market Series - Prime Reserve S Class Scudder Money Market Series - Prime Reserve AARP Class

         2. Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of Shares of the Series, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Series upon liquidation of the Series, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

         3.       Upon the effective date of this Instrument:

                  a. Each Share of each Class of each Series shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Fund shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more Series or one or more Classes, in which case only the Shareholders of such Series, Class or Classes, shall be entitled to vote thereon. Unless otherwise determined by the Trustees, any matter shall be deemed to have been effectively acted upon with respect to the Series if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust. The Trustees may, in conjunction with the establishment of any additional series or class of

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         shares of the Fund, establish or reserve the right to establish conditions under which the several series or classes shall have separate voting rights or no voting rights.

                  b. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Series may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

         4. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class.


         Except as otherwise provided in this Instrument, the foregoing shall be effective upon the filing of this Instrument with the Secretary of The Commonwealth of Massachusetts.




                                               SCUDDER MONEY MARKET TRUST


                                               ----------------------------
                                               Linda C. Coughlin, as Trustee


                                               ----------------------------
                                               John Millette, as Trustee


                                               ----------------------------
                                               Caroline Pearson, as Trustee



Dated  May 19, 2000



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